Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-189802 on Form S-3 of our reports dated December 20, 2012, relating to the financial statements of Hovnanian Enterprises, Inc., and the effectiveness of Hovnanian Enterprises, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 7, 2013